SHARE PURCHASE AGREEMENT


         Share Purchase Agreement, dated as of December 27, 1995, among the Lipper Funds, Inc., a corporation organized under the laws of Maryland (the "Company"), Lipper & Company, L.L.C., a limited liability company organized under the laws of Delaware ("Lipper"), and Prime Lipper Asset Management, a New York general partnership ("Prime Lipper").

         WHEREAS, the Company is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Company proposes to issue and sell shares of its common stock, par value $.001 per share (the "Common Stock"), to the public pursuant to a Registration Statement on Form N-1A (the "Registration Statement") filed with the Securities and Exchange Commission; and

         WHEREAS, Section 14(a) of the 1940 Act requires each registered investment company to have a net worth of at least $100,000 before making a public offering of its securities.

         NOW, THEREFORE, the Company, Lipper and Prime Lipper agree as follows:

         1. The Company offers to sell to Lipper and Prime Lipper, and each of Lipper and Prime Lipper agree to purchase from the Company, 6,667 shares and 3,333 shares, respectively, of the Premier Shares of the Company's Common Stock corresponding to the Lipper U.S. Equity fund series at a price of $10.00 per share (the "{Shares"), on a date to be specified by the Company, prior to the effective date of the Registration Statement.

         2. Each of Lipper and Prime Lipper represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         3. Each of Lipper and Prime Lipper agrees that if it or any direct or indirect transferee of any of the Shares redeems any of the Shares prior to the fifth anniversary of the date the Company begins its investment activities, each of Lipper and Prime Lipper will pay the Company an amount equal to the number resulting from multiplying the Company's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by Lipper or Prime Lipper, as the case may be, or such transferee and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission required such reimbursement



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         IN WITNESS WHEREOF, each of the Company, Lipper and Prime Lipper has caused a duly authorized person to execute this Share Purchase Agreement as of the date first above written.


                                           THE LIPPER FUNDS, INC.


                                           By:/s/ABRAHAM BIDERMAN
                                              --------------------------------
                                                Name:  Abraham Biderman
                                                Title: Executive Vice President



                                           LIPPER & COMPANY, L.L.C.


                                           By:/s/STEVEN FINKEL
                                              --------------------------------
                                                Name:  Steven Finkel
                                                Title: Executive Vice President



                                           PRIME LIPPER ASSET MANAGEMENT

                                           By: Lipper Europe, L.P.,
                                               a General Partner

                                           By: Lipper & Company, Inc.,
                                               as General Partner


                                           By:/s/ABRAHAM BIDERMAN
                                              --------------------------------
                                                Name:  Abraham Biderman
                                                Title: Executive Vice President